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                                                                     Exhibit 2.1

                          AGREEMENT AND PLAN OF MERGER

         AGREEMENT AND PLAN OF MERGER ("Agreement"), dated as of August 14, 2000, by and between Pain Management, Inc., a Delaware corporation, the address of which is 787 Seventh Avenue, 48th Floor, New York, NY 10019 (the "PMI"), and Innovative Drug Delivery Systems, Inc., a Delaware corporation, the address of which is 787 Seventh Avenue, 48th Floor, New York, NY 10019 ("IDDS").

                                    RECITALS

         WHEREAS, as of the close of business on the date hereof, the authorized equity of PMI is 25,000,000 shares of common stock, par value $0.001 per share ("PMI Common Stock"), and 5,000,000 shares of preferred stock ("PMI Preferred Stock") and the outstanding securities are as set forth on Exhibit A attached hereto ("PMI Capitalization").

         WHEREAS, as of the close of business on the date hereof, the authorized equity of IDDS is 20,000,000 shares of common stock, par value $0.001 per share ("IDDS Common Stock"), and 5,000,000 shares of preferred stock ("IDDS Preferred Stock") and the outstanding securities are as set forth on Exhibit B attached hereto ("IDDS Capitalization").

         WHEREAS, the Boards of Directors of each of PMI and IDDS have approved this Agreement and the merger of PMI with and into IDDS upon the terms and subject to the conditions set forth in this Agreement (the "Merger").

         NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained in this Agreement, and intending to be legally bound hereby, PMI and IDDS hereby agree as follows:


                                    ARTICLE I
                                   THE MERGER

         Section 1.1 The Merger. Upon the terms and subject to the conditions hereof, as promptly as practicable following the satisfaction or waiver of the conditions set forth in Article II hereof, but in no event later than two days thereafter, unless the parties shall otherwise agree, a certificate of merger (the "Certificate of Merger") providing for the Merger shall be duly prepared, executed and filed by IDDS, as the surviving corporation (sometimes the "Surviving Corporation"), with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the Delaware General Corporation Law (the "DGCL") and the parties hereto shall take any other actions required by law to make the Merger effective.


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          Section 1.2 Effective Time. Following the Merger, IDDS, with all its purposes, objects, rights, privileges, powers and franchises, shall continue, and PMI shall cease to exist. The time the Merger becomes effective is referred to herein as the "Effective Time" and the date on which the Effective Time occurs is referred to as the "Effective Date." Prior to the filing of the Certificate of Merger, a closing shall take place at the offices of PMI.

          Section 1.3 Directors. The directors and officers of IDDS immediately prior to the Effective Time shall be the initial directors and officers of the Surviving Corporation until their successors shall have been duly elected or appointed and shall have qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.

          Section 1.4 Additional Actions. Subject to the terms of this Agreement, the parties hereto shall take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger. If, at any time after the Effective Time, the Surviving Company shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm, of record or otherwise, in the Surviving Company its right, title or interest in, to or under any of the rights, properties or assets of PMI acquired or to be acquired by the Surviving Company as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the Board of Directors of the Surviving Company shall be authorized to execute and deliver, in the name and on behalf of each of IDDS and PMI, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of IDDS and PMI or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Company or otherwise to carry out this Agreement.

          Section 1.5 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of IDDS, PMI, or the holder of any of the following securities:

         (a) Each share of PMI Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and represent the right to receive 0.87757789 duly issued, fully paid and nonassessable shares of IDDS Common Stock;

         (b) From and after the Effective Time, each warrant, option or other right to purchase shares of PMI Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into a warrant, option or other right to purchase 0.87757789 shares of IDDS Common Stock on the same terms and conditions (including exercise price) as specified in such warrant, option or right to purchase PMI Common Stock;


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         (c) From and after the Effective Time, holders of certificates formerly evidencing Common Stock shall cease to have any rights as shareholders of PMI, except as provided by law; provided, however, that such holders shall have the rights set forth in this Section 1.5.

         (d) Each share of PMI Common Stock which is held in the treasury of PMI shall be cancelled and retired and cease to exist.

          1.6 Tax Consequences. It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that this Agreement shall constitute a "plan of reorganization" for the purposes of Section 368 of the Code.


                                   ARTICLE II
                              CONDITIONS OF MERGER

          The obligations of the parties to this Agreement to consummate the Merger and the transactions contemplated by this Agreement shall be subject to fulfillment or waiver by the parties hereto, on or prior to the Effective Time, of each of the following conditions:

         Section 2.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Date of the following conditions:

         (a) This Agreement shall have been approved and adopted by the affirmative vote of the holders of a majority of the outstanding PMI Common Stock and the issuance of IDDS Common Stock pursuant to the Merger and the other terms of this Agreement shall have been approved by the affirmative vote of the holders of a majority of the IDDS Common Stock.

         (b) Other than the filing provided for by Section 1.1, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations or terminations of waiting periods imposed by, any public body or authority, including courts of competent jurisdiction, domestic or foreign ("Governmental Entity"), and all required third party consents, of the failure to obtain which would have a material adverse effect on IDDS, shall have been filed, occurred or been obtained. IDDS shall have received all state securities or "Blue Sky" permits and other authorizations necessary to issue the IDDS Common Stock pursuant to the Merger and the other terms of this Agreement.

         (c) No statute, rule, regulation, executive order, decree or injunction shall have been enacted, entered, promulgated or enforced by any court or governmental authority which prohibits the consummation of the Merger and shall be in effect.


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         Section 2.2 Conditions of Obligations of IDDS. The obligations of IDDS to effect the Merger are further subject to the satisfaction at or prior to the Effective Date of the following conditions, unless waived by IDDS:

         (a) The representations and warranties of PMI set forth in this Agreement shall be true and correct as of the date of this Agreement, and shall also be true in all material respects (except for such changes as are contemplated by the terms of this Agreement and such changes as would be required to be made in the exhibits to this Agreement if such schedules were to speak as of the Effective Date) on and as of the Effective Date with the same force and effect as though made on and as of the Effective Date, except if and to the extent any failures to be true and correct would not, in the aggregate, have a material adverse effect on PMI.

         (b) From the date of this Agreement through the Effective Date, PML shall not have suffered any adverse changes in its business, operations or financial condition which are material to PMI (other than changes generally affecting the industries in which PMI operates, including changes due to actual or proposed changes in law or regulation, or changes relating to the transactions contemplated by this Agreement, including the change in control contemplated hereby).

         (c) PMI shall have performed all obligations required to be performed by it under this Agreement at or prior to the Effective Date, except where any failures to perform would not, in the aggregate, have a material adverse effect on PMI.

         (d) At the Closing, PMI shall have furnished IDDS with copies of (i) resolutions duly adopted by the Board of Directors of PMI approving the execution and delivery of this Agreement and all other necessary or proper corporate action to enable PMI to comply with the terms of this Agreement, and
(ii) the resolution duly adopted by the stockholders of PMI approving and adopting this Agreement and the Merger, such resolutions to be certified by the Secretary of PMI.

         Section 2.3 Conditions of Obligations of PMI. The obligation of PMI to effect the Merger is further subject to the satisfaction at or prior to the Effective Date of the following conditions, unless waived by PMI:

         (a) The representations and warrantie3c of IDDS set forth in this Agreement shall be true and correct as of the date of this Agreement, and shall also be true in all material respects (except for such changes as are contemplated by the terms of this Agreement and such changes as would be required to be made in the exhibits to this Agreement if such schedules were to speak as of the Effective Date) on and as of the Effective Date with the same force and effect as though made on and as of the Effective Date, except if and to the extent any failures to be true and correct would not, in the aggregate, have a material adverse effect on IDDS.


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         (b) From the date of this Agreement through the Effective Date, IDDS shall not have suffered any adverse changes in its business, operations or financial condition which are material to IDDS (other than changes generally affecting the industries in which IDDS operates, including changes due to actual or proposed changes in law or regulation).

         (c) IDDS shall have performed all obligations required to be performed by it under this Agreement at or prior to the Effective Date, except where any failures to perform would not, in the aggregate, have a material adverse effect on IDDS.

         (e) At the Closing, IDDS shall have furnished PMI with copies of (i) resolutions duly adopted by their respective Boards of Directors approving the execution and delivery of this Agreement and all other necessary or proper corporate action to enable them to comply with the terms of this Agreement, and
(ii) the resolutions duly adopted by the stockholders of IDDS approving the issuance of IDDS Common Stock, such resolutions to be certified by the Secretary or Assistant Secretary of IDDS.

         (f) IDDS shall have entered into a definitive license agreement with West Pharmaceuticals Services, Inc. for the acquisition of nasal morphine, nasal fentanyl, nasal morphine-6-glucoronide, and nasal midazolam.

                                   ARTICLE III
                             REPRESENTATIONS OF PMI

         PMI represents and warrants to IDDS as follows:

         Section 3.1 Organization. PMI is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. PMI has heretofore delivered to IDDS accurate and complete copies of the Certificate of Incorporation and Bylaws, as currently in effect, of PMI and each of its subsidiaries.

         Section 3.2 Capitalization. The authorized capital stock of PMI consists of 25,000,000 shares of PMI Common Stock which, as of May 31, 2000, 5,106,250 of which were issued and outstanding, and 5,000,000 shares of Preferred Stock, none of which are issued or outstanding. All the issued and outstanding Company Shares are validly issued, fully paid and nonassessable and free of preemptive rights. As of May 31, 2000, 591,250 shares of PMI Common Stock were issuable upon exercise of warrants and/or options, at an average exercise price of $.01 per share.


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         Except as set forth above or in Section 3.2 of PMI disclosure schedule previously delivered by PMI to IDDS (the "PMI Disclosure Schedule"), or as contemplated hereby, there are not now, and at the Effective Time there will not be, any shares of capital stock (or securities substantially equivalent to capital stock) of PMI issued or outstanding or any subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character obligating PMI to issue, transfer or sell any of its securities.

         Section 3.3 Authority Relative to This Agreement. PMI has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of PMI and no other corporate proceedings on the part of PMI are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than, with respect to the Merger, the approval and adoption of this Agreement by the holders of a majority of the outstanding shares of PMI Common Stock). This Agreement has been duly and validly executed and delivered by PMI and constitutes a valid and binding agreement of PMI, enforceable against PMI in accordance with its terms.

         Section 3.4 Consents and Approvals. Except as specified in Section 3.4 of the PMI Disclosure Schedule attached hereto, PMI is not required to obtain any material permit, make any filing with, or obtain the consent of any Governmental Authority, any party to any PMI contract, or any other third-party in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

         Section 3.5 No Violations. PMI's execution and delivery of this Agreement and performance by it of its obligations under this Agreement do not
(1) violate any provision of the certificate of incorporation or by-laws of PMI,
(2) conflict with, result in a breach of, constitute a default under (or an event that, with notice or lapse of time or both, would constitute a default under), accelerate the performance required by, result in the creation of any lien upon any of the properties or assets of PMI under, or create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under, any contract to which PMI is a party or by which any properties or assets of PMI are bound, or (3) violate any law or order currently in effect to which PMI is subject.


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         Section 3.6 Contracts. PMI has made available to IDDS a true correct and complete copy of all material contracts to which PMI is a party (the "PMI Contracts"). Each PMI Contract is in full force and effect and is valid and enforceable in accordance with its terms. PMI is not in default under any PMI Contract, and to PMI's knowledge no event or circumstance has occurred that would, with notice or lapse of time or both, constitute an event of default under any PMI Contract. To the knowledge of PMI, no other party to any of the PMI Contracts is in default under that PMI Contract.


                                   ARTICLE IV
                             REPRESENTATIONS OF IDDS

         Section 4.1 Organization. IDDS is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. IDDS has heretofore delivered to IDDS accurate and complete copies of the Certificate of Incorporation and Bylaws, as currently in effect, of IDDS and each of its subsidiaries.

         Section 4.2 Capitalization. The authorized capital stock of IDDS consists of 20,000,000 shares of IDDS Common Stock which, as of May 31, 2000, 5,000,000 of which were issued and outstanding, and 5,000,000 shares of Preferred Stock, none of which are issued or outstanding. All the issued and outstanding Company Shares are validly issued, fully paid and nonassessable and free of preemptive rights. As of May 31, 2000, no warrants and/or options to purchase shares of IDDS Common Stock were outstanding.

         Except as set forth above or in Section 4.2 of IDDS disclosure schedule previously delivered by IDDS to IDDS (the "IDDS Disclosure Schedule"), or as contemplated hereby, there are not now, and at the Effective Time there will not be, any shares of capital stock (or securities substantially equivalent to capital stock) of IDDS issued or outstanding or any subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character obligating IDDS to issue, transfer or sell any of its securities.

         Section 4.3 Authority Relative to This Agreement. IDDS has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of IDDS and no other corporate proceedings on the part of IDDS are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than, with respect to the Merger, the approval and adoption of this Agreement by the holders of a majority of the outstanding shares of IDDS Common Stock). This Agreement has been duly and validly executed and delivered by IDDS and constitutes a valid and binding agreement of IDDS, enforceable against IDDS in accordance with its terms.


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         Section 4.4 Consents and Approvals. Except as specified in Section 4.4 of the IDDS Disclosure Schedule attached hereto, IDDS is not required to obtain any material permit, make any filing with, or obtain the consent of any Governmental Authority, any party to any IDDS contract, or any other third-party in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

         Section 4.5 No Violations. IDDS's execution and delivery of this Agreement and performance by it of its obligations under this Agreement do not
(1) violate any provision of the certificate of incorporation or by-laws of IDDS, (2) conflict with, result in a breach of, constitute a default under (or an event that, with notice or lapse of time or both, would constitute a default under), accelerate the performance required by, result in the creation of any lien upon any of the properties or assets of IDDS under, or create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under, any contract to which IDDS is a party or by which any properties or assets of IDDS are bound, or (3) violate any law or order currently in effect to which IDDS is subject.


                                    ARTICLE V
                            TERMINATION AND AMENDMENT

         Section 5.1 Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time by action of the Board of Directors of either PMI or IDDS if either of such Board of Directors should determine that for any reason the completion of the transactions provided for herein would be inadvisable or not in the best interest of such company or such company's stockholders. In the event of such termination and abandonment, this Agreement shall become void and neither PMI nor IDDS, nor the Board of Directors, stockholders, officers and directors, as the case may be, of PMI or IDDS, as the case may be, shall have any liability with respect to such termination and abandonment.

         Section 5.2 Amendment. This Agreement may be supplemented, amended or modified by the mutual consent of the Board of Directors of each of PMI and IDDS.



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                                   ARTICLE VI
                            MISCELLANEOUS PROVISIONS


         Section 6.1 Governing Law. This Agreement is governed by the laws of the state of Delaware, without giving effect to the conflicts of laws provisions thereof.

         Section 6.2 Severability. If any provision of this Agreement is held in any jurisdiction to be prohibited or unenforceable for any reason, that provision will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable that provision in any other jurisdiction.

         Section 6.3 Notices. (a) Every notice or other communication required or contemplated by this Agreement must be in writing and sent by one of the following methods: (1) personal delivery, in which case delivery is deemed to occur the day of delivery; (2) certified or registered mail, postage prepaid, return receipt requested, in which case delivery is deemed to occur the day it is officially recorded by the U.S. Postal Service as delivered to the intended recipient; or (3) next-day delivery to a U.S. address by recognized overnight delivery service such as Federal Express, in which case delivery is deemed to occur one business day after being sent. In each case, a notice or other communication sent to a party must be directed to the address for that Party set forth below, or to another address designated by that party by written notice:

          If to PMI, to:       Pain Management, Inc.
                               787 Seventh Avenue, 48th Floor
                               NY, NY 10019
                               Attention: Fred H. Mermelstein, Ph.D..
                                          President

          If to IDDS, to:      Innovative Drug Delivery Systems, Inc.
                               787 Seventh Avenue, 48th Floor
                               New York, New York 10019
                               Attention: Mark C. Rogers, M.D.
                                          Chairman

                   (b) Notice not given in writing shall be effective only if acknowledged in writing by a duly authorized representative of the party to whom it was given.

          Section 6.4 Entire Agreement. This Agreement, together with all exhibits and schedules, constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties pcrtaining to the subject matter hereof.

         Section 6.5 Amendments and Waivers. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties. No waiver by any party of any default, breach or misrepresentation under this Agreement will be deemed to extend to any prior or subsequent default, breach or misrepresentation or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.


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         Section 6.6 Counterparts. This Agreement may be executed in several counterparts, each of which is deemed an original and all of which together constitute one and the same instrument.

         Section 6.8 Binding Effect. This Agreement is binding upon and inures to the benefit of the parties and their respective heirs, successors and permitted assigns.

         Section 6.9 Appointment of Representative. The holders of a majority of the PMI Common Stock immediately prior to the Effective Time hereby appoint and empower David M. Tanen to act as their representative (the "Representative") with respect to rights that inure to them under this Agreement as stockholders of PMI until such time as he is replaced, retires or is removed, in which case a successor shall be appointed. The Representative shall be entitled now and in the future to negotiate and uphold the rights of the stockholders of PMI under this Agreement, which is specifically acknowledged. The Representative shall not be the sole remedy of the stockholders of PMI and such PMI stockholders may avail themselves of any and all remedied available to them under the DGCL or at law or equity.

         Section 6.10 Assignment. PMI and IDDS may freely assign any of their rights (but not their obligations) under this Agreement without the prior written consent of the other, but with an obligation of providing timely written notice to the other of any such assignment.

         Section 6.11 01 Nonsurvival of Representations and Warranties. The representations and warranties made herein shall not survive beyond the Effective Time.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]


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         [N WITNESS HEREOF, PMI and IDDS hereby execute this Agreement as of the date stated in the first introductory clause of this Agreement.


                                        PAIN MANAGEMENT, INC.


                                        By: /s/ Fred H. Mermelstein
                                            -----------------------------------
                                        Name:   Fred H. Mermelstein, Ph.D.
                                        Title:  President


                                        INNOVATIVE DRUG DELIVERY SYSTEMS, INC.

                                        By: /s/ Mark C. Rogers
                                            -----------------------------------
                                        Name:   Mark C. Rogers, M.D.
                                        Title:  Chairman


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